Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 24, 2022 relating to the financial statements of Hagerty, Inc., appearing in the Annual Report on Form 10-K of Hagerty, Inc. for the year ended December 31, 2021.
/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
March 30, 2022